UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices) (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 14, 2013, The Greenbrier Companies, Inc. (“Greenbrier”) announced the final results of the option of its holders of its outstanding 2.375% Convertible Senior Notes due 2026 (the “Notes”) to require Greenbrier to purchase all or a portion of their Notes (the “Put Option”). The Put Option expired at 5:00 p.m., Eastern Time, on May 13, 2013 (the “Expiration Date”). A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

The right of the holders to withdraw any Notes previously surrendered for purchase expired at 5:00 p.m., Eastern Time, on May 14, 2013. No Notes were validly withdrawn after the Expiration Date.

The Company was advised by U.S. National Bank Association, the trustee and paying agent, that Notes in an aggregate principal amount of $52.9 million were validly surrendered and not validly withdrawn pursuant to the Put Option. The Company has accepted for purchase all such Notes. The purchase price of the Notes surrendered pursuant to the Put Option was equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, May 15, 2013. Accordingly, the aggregate purchase price for all Notes validly tendered for purchase pursuant to the Put Option is $53.5 million, which includes $52.9 million for payment of the aggregate principal amount and $0.6 million for payment of accrued and unpaid interest.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press release dated May 14, 2013 issued by The Greenbrier Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC. (Registrant)

Date: May 15, 2013	By:	/s/ Mark J. Rittenbaum
Name: Mark J. Rittenbaum
Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit	Description

99.1	Press release dated May 14, 2013 issued by The Greenbrier Companies, Inc.